Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ascent Capital Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-156230, 333-156231, 333-158658, 333-189892, and 333-192363) on Form S-3 and Form S-8 of Ascent Capital Group, Inc. of our report dated February 27, 2014, with respect to the consolidated balance sheets of Ascent Capital Group, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income (loss), cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Ascent Capital Group, Inc.

/s/ KPMG LLP

Dallas, Texas

February 27, 2014